Exhibit 10.19

WAIVER AND FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Waiver and First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 30th day of December, 2013, by and between Silicon Valley Bank (“Bank”) and Amber Road, Inc., a New Jersey corporation (“Borrower”) whose address is One Meadowlands Plaza, East Rutherford, New Jersey 07073.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of April 10, 2013, as affected by a Consent to Loan and Security Agreement dated as of November 22, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) waive certain Events of Default of the Borrower, (ii) revise the financial covenants, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.1(a) (Availability). Section 2.1.1(a) is amended in its entirety and replaced with the following:

“(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves. Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid (without premium or penalty) and, prior to the Revolving Line Maturity Date, reborrowed (without premium or penalty), subject to the applicable terms and conditions precedent herein.”

2.2 Section 2.3(a) (Interest Rate). Section 2.3(a) is amended in its entirety and replaced with the following:

“(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to two and one-half of one percentage points (2.50%) above the Prime Rate; provided, that during a Streamline Period, the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one and one-half of one percentage points (1.50%) above the Prime Rate. Such interest shall be payable monthly, in arrears, in accordance with Section 2.3(d) below.”

2.3 Section 2.3(d) (Payment; Interest Computation). Section 2.3(d) is amended in its entirety and replaced with the following:

“(d) Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.”

2.4 Section 2.4 (Fees). Section 2.4 is amended by adding the following new text as Section 2.4(e):

“(e) Success Fee. Upon the earlier of (i) the Qualified IPO or Equity Event, or (ii) April 30, 2014, in addition to the payment of any other amounts then-owing, a non-refundable success fee in an amount equal to Forty Thousand Dollars ($40,000).”

2.5 Section 3.2(b) (Conditions Precedent to all Credit Extensions). Section 3.2(b) is amended in its entirety and replaced with the following:

“(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date., and”

2.6 Section 3.4 (Procedures for Borrowing). Section 3.4 is amended in its entirety and replaced with the following:

“3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the proposed Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including, without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.”

2.7 Section 5.3 (Accounts Receivable). Section 5.3 is amended in its entirety and replaced with the following:

“5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.”

2.8 Sections 6.2(a) (Borrowing Base Reports) and 6.2(b) (Borrowing Base Certificate). Sections 6.2(a) and 6.2(b) are amended in their entirety and replaced with the following:

“(a) Transaction Reports. A Transaction Report (and any schedules related thereto) (i) with each request for an Advance, and (ii) within thirty (30) days after the end of each month;

(b) Accounts Receivable/Accounts Payable Aging Reports. Within twenty (20) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), Deferred Revenue reports, and general ledger;”

2.9 Section 6.6(a) (Operating Accounts). Section 6.6(a) is amended in its entirety and replaced with the following:

“(a) Maintain all of its and all of its Subsidiaries’ operating, deposit and securities accounts with Bank and Bank’s Affiliates. Notwithstanding the foregoing, Chinese Subsidiary, Indian Subsidiary, UK Subsidiary and Swiss Subsidiary may maintain accounts with foreign financial institutions provided that the maximum aggregate balance of all such accounts does not exceed Two Million Dollars ($2,000,000.00) at any time (the “Permitted Accounts”).”

2.10 Section 6.7 (Financial Covenant). Section 6.7 is amended in its entirety and replaced with the following:

“6.7 Financial Covenants. Maintain at all times, subject to periodic reporting as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Liquidity. Liquidity of not less than $1,500,000. The foregoing Liquidity covenant shall no longer be tested upon the occurrence of the earlier of either the Qualified IPO or the Equity Event.

(b) Adjusted EB1TDA. Achieve, to be reported as of the last day of each quarter. Adjusted EBITDA of at least (losses not worse than) (i) ($2,400,000.00) for the three-month period ending on December 31, 2013, and (ii) for each calendar quarter thereafter, the Adjusted EBITDA covenant levels shall be mutually agreed upon between Bank and Borrower based upon Borrower’s 2014 Board-reviewed projections. The failure of Borrower to deliver its 2014 Board- reviewed projections to Bank on or prior to February 28, 2014, and contemporaneously with any updates thereto, shall result in an immediate Event of Default for which there shall be no grace or cure period. The failure of Borrower and Bank, for any reason, to mutually agree in writing, on or before February 28, 2014, to any Adjusted EBITDA covenant levels for the period after December 31, 2013 through the Revolving Line Maturity Date, shall result in an immediate Event of Default for which there shall be no grace or cure period. The foregoing Adjusted EBITDA covenant shall no longer be tested upon the occurrence of the earlier of either the Qualified IPO or the Equity Event.

(c) Adjusted Quick Ratio. Commencing with the first month-end following the occurrence of either the Qualified IPO or the Equity Event, an Adjusted Quick Ratio of at least 1.50 to 1.00.”

2.11 Section 6.10 (Access to Collateral; Books and Records). Section 6.10 is amended in its entirety and replaced with the following:

“6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more than once every six (6) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.”

2.12 Sections 6.11 (Lockbox). Section 6.11 is amended in its entirety and replaced with the following:

“6.11 Accounts Receivable.

(a) Borrower shall deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-

length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Bank shall require that Borrower direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance satisfactory to as Bank. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account to be applied to immediately reduce the Obligations; provided, that, absent the occurrence and continuance of an Event of Default, during a Streamline Period, such payments and proceeds shall be transferred to an account of Borrower maintained at Bank.

(d) Reserved.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.”

2.1 Section 6.15 (Remittance of Proceeds). The following new Section 6.15 shall be inserted immediately following Section 6.14:

“6.15 Remittance of Proceeds. Except as otherwise provided in Section 6.11(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of

Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.”

2.2 Section 10 (Notices). The Notice information in Section 10 for Bank and its counsel are amended in its entirety and replaced with the following:

“If to Borrower:	Amber Road, Inc. One Meadowlands Plaza East Rutherford, New Jersey 07073 Attn: Chief Executive Officer Fax: (201) 935-5187 Email : jimpreuninger@amberroad.com

If to Bank:	Silicon Valley Bank 505 Fifth Avenue, 11th Floor New York, New York 10017 Attn: Ms. Claudia Canales Fax: (212) 688-5994 Email: ccanales@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Fax: (617) 880-3456 Email: cstavros@riemerlaw.com”

2.3 Section 13 (Definitions). The definitions of “Borrowing Base Certificate”, “Borrowing Base Report”, “Lockbox” and “Payment/Advance Form” set forth in Section 13.1 are deleted in their entirety.

2.4 Section 13 (Definitions). Subsections (b), (c), (d), (e) and (q) of the definition of “Eligible Accounts” are amended in their entirety and replaced with the following:

“(b) Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over one hundred twenty (120) days from invoice date;

(d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within one hundred twenty (120) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States, unless (i) such Account is owing from a Fortune 500 company, or (ii) otherwise approved by Bank in writing on a case-by-case basis in its sole and absolute discretion;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond one hundred twenty (120) days;”

2.5 Section 13 (Definitions). Subsection (c) of the definition of “Permitted Investments” is amended in its entirety and replaced with the following:

“(c) Investments by Borrower in Subsidiaries, for current and ordinary operating expenses, not to exceed One Million One Hundred Thousand Dollars ($1,100,000.00) in the aggregate in any fiscal month, provided that (i) the aggregate amount of cash and Cash Equivalents maintained in accounts in the name of such Subsidiaries shall not exceed Two Million Dollars ($2,000,000.00) in the aggregate at any time, and (ii) no Event of Default has occurred and is continuing or would exist after giving effect to such Investment.”

2.6 Section 13 (Definitions). The definition of “EBITDA” is amended in its entirety and replaced with the following:

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, (i) depreciation expense and amortization expense, and (ii) non-cash equity related expenses, plus (d) income tax expense.

2.7 Section 13 (Definitions). The following new terms and their respective definitions are inserted alphabetically in Section 13.1:

“Cash Collateral Account” is defined in Section 6.11(c).

“Chinese Subsidiary” means EasyCargo (Shanghai) Co., Ltd., a company organized under the laws of China, and a wholly-owned Subsidiary of Borrower.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Equity Event” shall mean Bank’s receipt of evidence, satisfactory to Bank in its reasonable discretion, demonstrating that Borrower received, on or after the First Amendment Effective Date, net cash proceeds in an amount of at least Forty Million Dollars ($40,000,000) from the issuance of new equity from investors acceptable to Bank.

“First Amendment Effective Date” is December 30, 2013.

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates, and (b) the Availability Amount.

“Qualified IPO” means the closing, on or after the First Amendment Effective Date, of a firm commitment underwritten public offering by Borrower of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Borrower of at least Forty Million Dollars ($40,000,000) (net of underwriting discounts and commissions).

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Streamline Period” is, on and after the First Amendment Effective Date, provided no Default or Event of Default has occurred and is continuing, (A) prior to the Qualified IPO or Equity Event, the period beginning on the first (1st) day in which Borrower has, for each consecutive day in the immediately preceding thirty (30) day period, maintained Liquidity greater than $3,000,000, as confirmed by Bank after review of a Compliance Certificated delivered by Borrower to Bank (the “Pre-IPO Streamline Balance”) and ending on the earlier to occur of (i) the occurrence of a Default or an Event of Default or (ii) the first day thereafter in which Borrower fails to maintain the Pre-IPO Streamline Balance; and (B) following the Qualified IPO or Equity Event, the period beginning on the first (1st) day in which Borrower has, for each consecutive day in the immediately preceding thirty (30) day period, achieved an Adjusted Quick Ratio greater than 1.75 to 1.00, as confirmed by Bank after review of a Compliance Certificated delivered by Borrower to Bank (the “Post-IPO Streamline Balance”, and together with the Pre-IPO Streamline Balance, the “Streamline Balance”) and ending on the earlier to occur of (i) the occurrence of a Default or an Event of Default or (ii) the first day thereafter in which Borrower fails to maintain the Post-IPO Streamline Balance. Upon the termination of a Streamline Period, Borrower must maintain the applicable Streamline Balance for thirty (30) consecutive days, as confirmed by Bank after review of a Compliance Certificated delivered by Borrower to Bank, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior-written notice of Borrower’s intention to enter into any such Streamline Period.

“Transaction Report” is the Bank’s standard reporting package provided by Bank to Borrower.

2.8 Exhibit B (Borrowing Base Certificate). The Borrowing Base Certificate attached to the Loan Agreement as Exhibit B is deleted in its entirety.

2.9 Exhibit C (Compliance Certificate). The Compliance Certificate is amended in its entirety and replaced with the Compliance Certificate in the form of Exhibit A attached hereto.

2.10 Exhibit D (Loan Payment/Advance Request Form). The Loan Payment/Advance Request Form attached to the Loan Agreement as Exhibit D is deleted in its entirety.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Acknowledgment of Defaults; Waiver. Borrower acknowledges that it is currently in default of the Loan Agreement by virtue of Borrower’s failure to comply with (i) the Adjusted Quick Ratio financial covenant contained in Section 6.7(a) of the Loan Agreement for the compliance periods ended September 30, 2013 and October 31, 2013, and (ii) the Maximum EBITDA Losses/Minimum EBITDA financial covenant contained in Section 6.7(b) for the compliance period ended September 30, 2013 (the “Prior Defaults”). In addition, Borrower has notified Bank that Borrower anticipates that it will be in default under the Loan Agreement for failing to comply with the Adjusted Quick Ratio financial covenant contained in Section 6.7(a) of the Loan Agreement for the compliance period ended November 30, 2013 (the “Anticipated Default”, and together with the Prior Defaults, the “Existing Defaults”). Subject to the execution and delivery of this Amendment, Bank hereby waives Borrower’s Existing Defaults for the monthly compliance periods indicated above. Bank’s waiver of the Existing Defaults shall apply only to the foregoing specific compliance periods. The Borrower hereby acknowledges and agrees that, except as specifically provided herein, nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by the Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Ratification of Perfection Certificate. Borrower has delivered an updated Perfection Certificate dated as of December     , 2013 in connection with this Amendment (the “Updated Perfection Certificate”), which Updated

Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of April 10, 2013. Borrower and Bank acknowledge and agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.

7. No Defenses of Borrower. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Amendment.

11. Post-Closing Requirements. Bank shall have received, in form and substance satisfactory to Bank:

11.1 Within forty-five (45) days after the First Amendment Effective Date, a bailee’s waiver in favor of Bank in connection with 777 Central Boulevard, Carlstadt, New Jersey, from such third party, together with the duly executed original signatures thereto; and

11.2 Within forty-five (45) days after the First Amendment Effective Date, Borrower shall either (i) close all of Borrower’s accounts at JP Morgan and transfer the funds in such accounts to an account of Borrower at Bank, or (ii) provide Bank with a Control Agreement among Borrower, Bank and JP Morgan in connection with such accounts.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Amber Road, Inc.

By:	/s/ Claudia Canales	By:	/s/ Thomas E. Conway
Name:	/s/ Claudia Canales	Name:	/s/ Thomas E. Conway
Title:	Vice President	Title:	Chief Financial Officer